Exhibit 99.1

RYVYL Receives Extension to Comply with Nasdaq Listing Rule 5550(b)

SAN DIEGO, CA – May 27, 2025 – RYVYL Inc. (NASDAQ: RVYL) (“RYVYL” or the “Company”), a leading innovator of payment transaction solutions leveraging electronic payment technology, announced today that it has received an extension from The Nasdaq Stock Market LLC to regain compliance with Nasdaq Listing Rule 5550(b), which requires minimum stockholders’ equity of $2.5 million, $35 million market value of listed securities, or $500,000 net income from operations, for continued listing on the Nasdaq Capital Market.

On April 8, 2025, RYVYL received a notification from Nasdaq indicating that, based on the company’s reported stockholders’ equity of negative $1.5 million as of December 31, 2024, it was no longer in compliance with the minimum stockholders’ equity requirement. Following this, RYVYL submitted a compliance plan to Nasdaq outlining its strategy to address the deficiency.

Nasdaq has accepted this plan and granted the company an extension until October 6, 2025, to demonstrate compliance with the listing requirement.

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) was born from a passion for empowering a new way to conduct business-to-business, consumer-to-business, and peer-to-peer payment transactions. By leveraging electronic payment technology for diverse international markets, RYVYL is a leading innovator of payment transaction solutions reinventing the future of financial transactions. Since its founding as GreenBox POS in 2017 in San Diego, RYVYL has developed applications enabling an end-to-end suite of turnkey financial products with enhanced security and data privacy, world-class identity theft protection, and rapid speed to settlement. As a result, the platform can log immense volumes of immutable transactional records at the speed of the internet for first-tier partners, merchants, and consumers around the globe. www.ryvyl.com

Cautionary Note Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to the Company. Such forward-looking statements include statements that are characterized by future or conditional words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate” and “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results to differ materially from those expressed in or contemplated by the forward-looking statements. Risk factors affecting the Company are discussed in detail in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

IR Contact:

David Barnard, Alliance Advisors Investor Relations, 415-433-3777, ryvylinvestor@allianceadvisors.com